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                               GENSYM CORPORATION
   EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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
                                                              Three months ended                 Six months ended
                                                                  June 30,                            June 30,
                                                           1996              1995               1996              1995
                                                        -----------       -----------        -----------       -----------
Weighted average common shares outstanding
     during the period                                    6,049,675         3,995,367          5,679,633         3,994,930

Assumed conversion of outstanding preferred
     stock to common stock                                     --             653,460               --             653,460

Effect of common equivalent shares issued
     subsequent to February 1, 1995, computed
     in accordance with the treasury stock method              --              41,863               --              41,863

Shares issuable from assumed exercise of options,
     computed in accordance with the treasury
     stock method                                           446,070              --              437,655              --
                                                        -----------       -----------        -----------       -----------

Weighted average common and common
     equivalent shares                                    6,495,745         4,690,690          6,117,288         4,690,253
                                                        ===========       ===========        ===========       ===========

Net income (loss)                                       $   703,483       $  (159,122)       $ 1,036,700       $  (204,764)
                                                        ===========       ===========        ===========       ===========

Net income (loss) per share                             $      0.11       $     (0.03)       $      0.17       $     (0.04)
                                                        ===========       ===========        ===========       ===========
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